Exhibit 10.1

Rebel Group Inc

Board of Directors Services Agreement

This Board of Directors Services Agreement (the “Agreement”), dated 7 May 2019, is entered into between Rebel Group, Inc., a Florida corporation, CIK No.0001532158 (the “Company”), and BENJAMIN CHER, a Singapore National of identification number S7840046C with a principal place of residence in Singapore (the “Director”) and will supersede the earlier signed Advisory Services Agreement between the same parties, dated 14 January 2019.

WHEREAS, the Company desires to retain the services of the Director for the benefit of the Company and its stockholders; and

WHEREAS, the Director desires to continue to serve on the Company’s Board of Directors for the period of time and subject to the terms and conditions set forth herein;

NOW, THEREFORE, for consideration and as set forth herein, the parties hereto agree as follows:

1. Board Duties. The Director agrees to provide services to the Company as a member of the Board of Directors. The Director shall, for so long as he remains a member of the Board of Directors, but in any case, not less than two years from the date hereof, meet with the Company upon written request, at dates and times mutually agreeable to the Director and the Company, to discuss any matter involving the Company or its Subsidiaries, which involves or may involve issues of which the Director has knowledge and cooperate in the review, defense or prosecution of such matters.

2. Compensation. The Compensation for services as Director are laid out in Exhibit A of this agreement

3. Benefits and Expenses. The Company will reimburse the Director for reasonable business expenses incurred on behalf of the Company in service as Director of the Company. This includes travel and overseas accommodation expenses that may be incurred. It is agreed that the Director will be entitled to Economy Class travel (or equivalent) using Singapore Airlines for any flight time less than 6 hours, required in services as Director of the Company outside of Singapore. For flight time requiring more than 6 hours, the Director is entitled to Business Class (or equivalent) using Singapore Airlines. For overseas accommodation, the Director shall be entitled to stay at a hotel of minimum 4-stars, and the Company shall cover the accommodation expenses for as long as the Company requires the Director to stay during a business trip.

4. Mutual Non-Disparagement. The Director and the Company mutually agree to forbear from making, causing to be made, publishing, ratifying or endorsing any and all disparaging remarks, derogatory statements or comments made to any party with respect to either of them. Further, the parties hereto agree to forbear from making any public or non-confidential statement with respect to the any claim or complain against either party without the mutual consent of each of them, to be given in advance of any such statement.

5. Director Indemnification and Insurance. The Company shall indemnify and hold harmless the Director from and against any and all third party claims, liabilities, losses and damages (including reasonable attorney fees, expert witness fees, expenses and cost of settlement) arising out of or with respect to this Agreement and in the performance of the Director’s duties. To this effect, the Company shall ensure that the Director has adequate liability insurance coverage by purchasing liability insurance for the Director(s) from a reputable insurer.

6. Appointment Period. The Director’s membership on the Company Board of Directors shall be for at least two years from the effective date of this agreement. Membership on the Board shall require adherence to board member conduct policies adopted by the board and enforced equally upon all directors. Reappointment as Director of the Company will be on a two-year basis. The Director may resign his position with two (2) months’ notice.

7. Confidentiality. Subject to exceptions mutually agreed upon by the parties to this Agreement in advance and in writing, the terms and conditions of this Agreement shall remain confidential and protected from disclosure except as required by law in connection with any registration or filing, in relation to a lawful subpoena, or as may be necessary for purposes of disclosure to accountants, financial advisors or other experts, who shall be made aware of and agree to be bound by the confidentiality provisions hereof.

8. Governing Law. This Agreement shall be governed by the law of Singapore.

In witness thereof, the parties hereto enter into this Agreement as of the date first set forth above.

THE COMPANY,

/s/ Justin Leong,
Name:	Justin Leong
Title:	CEO

DIRECTOR:

/s/ Benjamin Cher
Name:	Benjamin Cher

Exhibit A

COMPENSATION

As compensation for services to the Company, the Director shall be entitled to the following:

1.	Director Fees: Monthly fee of S$ 6,000 to be paid to the Director’s designated bank account on a quarterly fee of S$18,000 on the 3rd of July 2019, 3rd of October 2019 3rd of January 2020 and so forth. Subsequent fees from February 2020 shall be the same as the fees paid in 2019 unless re-negotiated in mutual agreement between the Company and the Director.

2.	Sweat Equity: The Director shall be entitled to 480,000 shares of Rebel Group, Inc. issued in below tranches:

240,000 shares issued by July 31, 2019

240,000 shares issued by December 31, 2019

The further allotment of additional 720,000 shares of Rebel Group, Inc. to the Director will be issued upon delivery of the following:

1.	Raising up to Two Million Singapore dollars (SGD$2,000,000) of investment into Rebel Group, Inc. Investment can be in the form of equity, convertible loan. The investment monies shall be used for the operational expenditure needed for 2019 projects.

2.	All investment monies to be injected into Rebel Group, Inc. by 31st May 2019.

Should both (1) and (2) not be delivered, then there shall be no further allotment of additional 720,000 shares of Rebel Group, Inc. Upon delivery of both (1) and (2), Rebel Group, Inc. shall allot the additional 720,000 shares on a pro-rata basis, within Twenty (20) Calendar Days from the date Rebel Group, Inc. receives in full investment monies equivalent to SGD$2,000,000, or from 30th April 2019, whichever the earlier.

For example, if the Director raises only SGD$1,200,000 by 31st May 2019, then the Director will only be allocated an additional ($1.2m / $2m x 720,000) = 432,000 shares by 20th June 2019. If the Director raises SGD$2,000,000 by 31st May 2019, then the Director will be allocated the 720,000 shares by 20th June 2019. Should the Director raise more than SGD$2,000,000 by 31st May 2019, the Director shall be entitled to additional cash and/or shares incentive mutually agreed by Rebel Group Inc.

While the shares will be issued per timetable above, the Director shall be deemed to have the rights and benefits as full shareholder for the entirety of his grant in the event of any Corporate Transaction event prior to December 31, 2020: e.g. Acquisition, Secondary Listing, etc.

In the event of voluntary resignation of the Director prior to the specified issuance dates, he will forego all future stock issuance but will still have a minimum of 480,000 shares if he serves a minimum of six (6) months as Director of the Company.

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